Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA

Telephone: 651/484-4874
Facsimile:  651/484-4826

FOR IMMEDIATE RELEASE

Contact:	Richard Jahnke, President & CEO	[LOGO]
651/484-4874
Brenda Roth, media, 612/822-6906

Court Rules in Angeion Favor on Lawsuit;
Angeion Adjourns Annual Meeting After Note Holders Fail
to Vote for Transactions;

    MINNEAPOLIS (Feb. 22, 2000)—Angeion Corporation (Nasdaq: ANGN) announced today that it has adjourned its shareholder meeting without obtaining sufficient note holder response for two previously announced transactions with ELA Medical, a wholly-owned subsidiary of Sanofi-Synthélabo, a French pharmaceutical company, and Medtronic, Inc. Shareholders of the Company had approved the transactions by a two-thirds vote on February 4, 2000. The Company had adjourned the shareholder meeting until February 17, 2000 to give note holders additional time to vote on the transactions.

    "We decided to adjourn the meeting after we did not obtain sufficient note holder response," said Richard E. Jahnke, Angeion's President and CEO. "Angeion's Board is considering its various options. In the meantime, we are confident that we can continue to develop the business of Angeion's Medical Graphics subsidiary."

    On a related matter, Angeion announced today that on February 17, 2000, the Honorable Marilyn Brown Rosenbaum, Judge of Hennepin Country District Court in Minneapolis issued an Order granting Angeion's motion for Summary Judgment in connection with a lawsuit brought by U.S. Bank National Association on behalf of holders of Angeion's 7 1/2% Senior Convertible Notes due 2003. The Court dismissed all claims of the plaintiff, U.S.Bank, with prejudice, ruling that certain transactions by Angeion in 1999 did not constitute a sale of all or substantially all of the assets under the Indenture covering the notes, and that, therefore, note holders were not entitled to prepayment of their notes.

    Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraph.com ) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems and related software for the management and improvement of cardiorespiratory health.

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's Annual Report on Form 10-K, as filed with the SEC on March 31, 1999, and the Company's other periodic filings with the SEC, copies of which are available upon request.

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